Exhibit 99.1

          Worthington Industries to Acquire Cylinder Assets
                       of Wolfedale Engineering

    COLUMBUS, Ohio--(BUSINESS WIRE)--Aug. 1, 2007--Worthington Industries, Inc. (NYSE:WOR) announced today that it has signed a purchase agreement to acquire certain cylinder production assets of Wolfedale Engineering. Wolfedale Engineering is the largest Canadian manufacturer of portable propane gas steel cylinders for use with barbeque gas grills, recreational vehicles, campers, trailers, and domestic applications. Annual revenues related to the acquired assets were approximately CDN $12 million. The acquired assets will be included in Worthington's Pressure Cylinders business segment.

    "We are extremely pleased to expand our Canadian market presence through this transaction. Wolfedale is a quality manufacturer that has served the Canadian market well for many years. We look forward to providing a seamless transition to its customers," said Harry
Goussetis, President of Worthington Cylinders.

    This transaction is expected to close on or about August 31, 2007, subject to normal closing conditions.

    About Worthington Cylinders

    Worthington Cylinders is the world's leading global supplier of pressure cylinders, offering the most complete line of pressure cylinder vessels in the industry, including LPG, refrigerant and industrial gas cylinders. With annual sales of approximately $540 million, this business segment of Worthington Industries employs nearly 1800 people and operates seven facilities in five countries.

    About Worthington Industries

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stamping and laser welded blanks. Worthington Industries and its subsidiaries employ more than 8,000 people and operate 64 facilities in 10 countries.

    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

    CONTACT: Worthington Industries, Inc., Columbus
             Cathy Mayne Lyttle, 614-438-3077
             VP, Corporate Communications
             E-mail: cmlyttle@WorthingtonIndustries.com
             or
             Allison McFerren Sanders, 614-840-3133
             Director, Investor Relations
             E-mail: asanders@WorthingtonIndustries.com
             or
             www.WorthingtonIndustries.com